Exhibit 10.3

ANDY SILVERNAIL CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD	6400 POPLAR AVENUE MEMPHIS, TN 38197 T 901-419-7206

February 24, 2025

Mr. Lance T. Loeffler

Dear Lance:

On behalf of International Paper, I am pleased to extend an offer of employment to you for the position of Senior Vice President, Chief Financial Officer at a salary of $850,000 per year, paid once per month at $70,833 per pay period. You will also receive five (5) weeks of vacation upon your start date.

You will receive a one-time 2025 Inducement Restricted Stock Unit Award with a grant date fair market value of $1,700,000 to be granted as soon as administratively practical following your start date. The target number of units will be determined by dividing $1,700,000 by the closing stock price of the business day immediately preceding the grant date. The award will be earned ratably over three years commencing on the first anniversary of the grant, subject to continued service, with accelerated vesting upon an involuntary termination without cause, voluntary termination for good reason1, death, or disability.
You will be eligible to participate in International Paper’s short-term cash incentive plan, the Annual Incentive Plan (AIP). The 2025 annual target award for your position is $850,000. The actual award is determined at the end of each year based on company performance and your individual performance. Your eligibility for an award, as well as the exact amount, will be reviewed each year by the Management Development and Compensation Committee with a determination made based on market positioning, individual and company performance and other factors deemed relevant, all in a timing and manner consistent with other members of the Executive Leadership Team. The 2025 AIP goals will be approved in 2025 and the final earned award will be paid in February 2026. For 2025, you will receive a pro-rata portion of the AIP, subject to performance metrics on the same terms and conditions as the International Paper Executive Leadership Team.

You also will be eligible to participate in International Paper’s Long-Term Incentive Plan (LTIP), our long-term, equity-based incentive compensation plan. For 2025, you will receive a grant of Performance Stock Units (PSUs) with a grant date fair value of $3,500,000, subject to performance metrics on the same terms and conditions as the Executive Leadership Team. This
1 As defined in Change-in-Control agreement.

Lance Loeffler
Offer Letter
February 24, 2025

grant will be awarded as soon as administratively practical following your start date. The target number of units will be determined utilizing the closing stock price of the business day immediately preceding the grant date.

You will be provided with current employee relocation benefits in accordance with International Paper’s applicable relocation practices.

In the event of a qualifying termination, which includes involuntary termination without cause and voluntary termination for good reason, and subject to your execution and delivery of a release of claims in the form customarily used by the International Paper (the “Release Condition”), you will be entitled to receive a lump sum severance payment equal to 1.5 times the sum of your then current base salary and target AIP opportunity for the then applicable plan year. You shall also receive (i) a pro-rated bonus for your services in the year of termination, based on actual performance, as determined in accordance with the applicable terms and conditions of the AIP for such plan year (other than any continued service obligation), with actual performance determined in a manner no less favorable than that applicable to members of International Paper’s Executive Leadership Team generally and with any subjective or individual performance metrics deemed fully satisfied, (ii) health and welfare benefit plan continuation for a period of 18 months following your termination, on the same terms and conditions (including employer subsidy) as though you continued to be employed and (iii) outplacement services in accordance with the our practices for senior executives. Notwithstanding the foregoing, in the event that your employment is terminated with International Paper upon or within two years following the occurrence of a Change in Control by International Paper without Cause or by you voluntarily for Good Reason (as each such term is defined in our form of Change in Control Agreement for senior officers), and subject to your compliance with the Release Condition, you shall receive a lump sum severance payment equal to 2 times the sum of your then current base salary and target AIP opportunity for the applicable plan year, and health and welfare benefit plan continuation for a period of two years following your termination of employment. To the extent that any such health or welfare benefit continuation cannot be provided under applicable law or without a substantial penalty to International Paper and/or its affiliates or the other participants in the applicable plan, program or arrangement, International Paper shall either provide you with a substantially equivalent benefit or pay you an amount equal to the cost of providing such coverage, without any associated tax gross-up.

In the event of your termination of employment for any reason, treatment of any outstanding equity awards (including with respect to a termination occurring following a Change in Control of International Paper, as defined in the immediately preceding paragraph) will be determined in accordance with the applicable terms and conditions of the applicable award, which will be the same as applies generally to awards to other members of the our Executive Leadership Team, except to the extent specifically provided above with respect to the 2025 Inducement Restricted Stock Unit Award.

Lance Loeffler
Offer Letter
February 24, 2025

You will also be subject to such share ownership requirements established by the Board or the MDCC, as shall be in effect from time to time. Currently, the share ownership requirement for a Senior Vice President is ownership of shares of the International Paper common stock having a market value equal to three times your annual base salary, as in effect from time to time.

This offer of employment is contingent upon (i) the Management Development and Compensation Committee approving your compensation package; (ii) the Board of Directors, upon recommendation from the Governance Committee, appointing you as a Section 16 officer and Executive Officer of the Company and (ii) successful completion of a drug screen, background investigation, and the verification of your eligibility for employment, and (iii) your willingness to sign both a non-compete and non-solicitation agreement.

All new employees are required by federal law to complete an I-9 Employment Eligibility Verification Form. To comply with this requirement, International Paper participates in the federal E-Verify program, which is an electronic system established by the Department of Homeland Security and the Social Security Administration to verify identity and employment eligibility. Upon employment, you will receive an e-mail from the company’s external vendor, Sterling Info Systems, Inc., with a personal login, password, and instructions that will enable you to complete Section 1 of the I-9 Form.

You must use E-Verify to complete Section 1 of the I-9 form on-line before your start date, or on your first day of employment. On your first day of work but no later than three days after you start, you will need to present originals of acceptable documentation (e.g., U.S. passport, permanent resident alien card, drivers’ license) to verify your identity and eligibility to work in the United States. A complete list of acceptable documents will be provided to you with the I-9 Form.

You and International Paper agree that this offer (together with the other agreements referred to herein) constitutes the entire agreement and supersedes all prior agreements or understandings, whether oral or written, between you and International Paper with respect to this offer. Any modifications to this offer must be in writing and signed by you and an authorized employee or agent of International Paper. This offer may be signed in counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. This offer may be transmitted and/or signed by facsimile, digital, or electronic transmission and/or signature. This offer is governed by and will be construed in accordance with the laws of the State of Tennessee.

Please take the time to review this offer Letter and address any questions you may have to me. To confirm your acceptance of our offer, please sign the original copy of this letter and return it to me by February 26, 2025. Please retain a copy of this offer for your files.

Lance Loeffler
Offer Letter
February 24, 2025

I am delighted that you are considering employment with International Paper, and I believe that you will find this opportunity to work with us to be personally and professionally rewarding.

Sincerely,

/s/ Andy Silvernail
Andy Silvernail Chief Executive Officer and Chairman Of The Board

Enclosures:
IP Current Employee Relocation Policy August 2023
Benefits Overview
Healthcare Guide
2025 Rates and Contributions

/s/ Lance T. Loeffler
Confirmation of Acceptance                     Date February 26, 2025
Lance T. Loeffler